Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF ZEROFOX

You should read the following discussion and analysis of ZeroFox’s financial condition and results of operations in conjunction with the consolidated financial statements and the related notes included elsewhere or incorporated by reference in this report. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, beliefs, and expectations that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere or incorporated by reference in this report, particularly in the sections of the proxy statement/prospectus, incorporated by reference, titled ‘‘Risk Factors’’ and ‘‘Special Note Regarding Forward-Looking Statements.’’ Unless otherwise indicated or the context otherwise requires, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations of ZeroFox section to ‘‘ZeroFox,’’ ‘‘we,’’ ‘‘us,’’ ‘‘our,’’ and other similar terms refer to ZeroFox, Inc. and its consolidated subsidiaries before the Business Combination.

The following discussion addresses the financial condition and operating results of ZeroFox, Inc. prior to the completion of the Business Combination. L&F is considered both the legal and accounting acquirer of ZeroFox, Inc. Though L&F is considered the accounting acquirer, the following discussion does include some discussion of the liquidity and capital resources of the combined company, ZeroFox Holdings, Inc., following the completion of the Business Combination. Additionally, as the ongoing operations of ZeroFox Holdings, Inc. will be made substantially of the legacy operations of ZeroFox, Inc., the included discussion of critical accounting estimates, judgments and uncertainties, and risks are also relevant to the financial condition and results of operations of ZeroFox Holdings, Inc. on an ongoing basis.

Overview

ZeroFox was founded in 2013 with the vision that the emergence and adoption of social media, mobile applications, and cloud computing by enterprises would fundamentally change the cybersecurity paradigm. Social media represents much more than a platform where individuals connect online. The adoption of social media revolutionized the way people communicate with each other and, subsequently, how enterprises and organizations enable communication among employees, customers, partners, and prospects. Mobile applications accelerated the digital transformation in which earlier versions of the web would need to become interactive and persist across multiple modern mediums. Furthermore, cloud computing’s continued evolution and adoption demonstrate how organizations are more comfortable with data residing beyond their traditional security perimeter outside of the historical boundaries of IT governance and control.

We provide customers with an innovative and comprehensive platform for external cybersecurity. Our ZeroFox platform, which is powered by patented artificial intelligence algorithms and cyber threat intelligence, is designed to dismantle external threats to brands, people and other assets across a customer’s internet-accessible attack surface. Our patented platform processes millions of pieces of content, rich media, posts, messages, global intelligence and threat actor activity across the digital landscape, including, without limitation, mobile app stores, social media sites, dark web forums, and discrete content sources. With the data we collect and process, we identify and remediate targeted phishing attacks, credential compromise, data exfiltration, brand hijacking, executive threats, and location threats across the public-facing, open web as well as the deep web and dark web. We protect our customers’ most valued internet accessible assets.

We sell subscriptions to our ZeroFox Platform and corresponding intelligence services to organizations of all sizes across multiple industries. We primarily sell subscriptions to our Platform through our direct sales teams which leverage our global network of channel partners on both a named account and territory basis.

A majority of our customers purchase subscription agreements with a term of one year. Our subscription agreements are generally priced on the number of assets protected and the desired levels of services. Customers may extend the value of the Platform by adding disruption and threat intelligence services. We generally recognize our subscription agreements ratably over the term of the agreement. We also generate revenue from our training and investigative services, which are generally priced on a fixed-fee basis and recognized as performed.

As of July 31, 2022, we had approximately 914 customers in 53 countries, including three of the Fortune 10. No single customer represented more than 7% of our revenue in the six months ended July 31, 2022 and 2021, or the years ended January 31, 2022, 2021, and 2020.

COVID-19

The COVID-19 pandemic has further accelerated the movement toward a digital-first strategy for nearly every organization. Given unprecedented work-from-home arrangements and consumers’ increasing reliance on digital engagement for products and services, organizations and their security teams must implement new security strategies that protect against external threats to ensure trust and reduce risk. We believe that enterprises will face growing attacks on their external attack surface as modern IT infrastructure will be characterized by greater decentralization and collaboration that is dependent upon public networks.

We have shifted our approach from almost entirely in-person to a flexible work environment that is composed of in-person, hybrid in-person and remote, and fully remote. Our fully remote global team is supported and enabled for remote-only work. Our hybrid team has access to work in-person from designated offices and remote, and our in-person teams have designated offices they report to for work. The impact of the COVID-19 pandemic continues to rapidly evolve. We will continue to monitor the situation and may take further actions that alter our business operations or that we determine are in the best interests of our employees, customers, partners, and other constituents. We do not know the full extent to which the COVID-19 pandemic may impact our business and our financial performance. For additional information related to risks related to the COVID-19 pandemic see ‘‘Risk Factors—The COVID-19 pandemic could adversely affect our business, operating results, and financial condition.’’

Recent Acquisitions

On September 30, 2020, we acquired the Cyveillance business unit and particular assets from Lookingglass Cyber Solutions, Inc. (‘‘Lookingglass Cyber Solutions’’). Total consideration was $39.2 million, which consisted of $7.5 million in cash and $31.7 million in Series E Preferred Stock. The Cyveillance business unit provides threat intelligence, brand, and executive protection services to enterprise organizations.

On June 7, 2021, we acquired Vigilante ATI, Inc.™ (‘‘Vigilante’’) a provider of dark web threat intelligence collection and analysis capabilities. Total consideration was $7.4 million, which consisted of $3.8 million in cash and $3.8 million in a note payable, reduced by $0.2 million in net liabilities assumed.

Key Factors Affecting Performance

New Customer Acquisition

Our future growth depends in large part on our ability to acquire new customers. To attract new customers, we have invested and will continue to invest, in our sales and marketing efforts. Many organizations have not yet adopted external cybersecurity solutions. Our operating results will be affected by the rate at which organizations adopt our solutions. We believe our platform addresses the evolving needs of organizations of all sizes and industries and coupled with our go-to-market strategy, presents significant opportunities for growth.

Investing in Growth

We intend to continue to invest in our business so that we can capitalize on our market opportunity. We intend to continue to invest in sales and marketing to grow our sales team, expand our brand recognition, and optimize our channel partner network. We also intend to continue to invest in our research and development team to build additional functionality and enhance existing functionality in our platform to extend our capabilities. Our success depends on our ability to enhance our technological leadership. We will also evaluate strategic acquisitions of businesses and technologies to expand and enhance the functionality of our platform.

Our investments in growth may adversely affect our operating results in the near term however, we expect that these investments will contribute to our long-term growth and success.

If these investments do not lead to expected revenue growth, our operating losses may increase, we may not achieve profitability, and our growth rates may slow.

Retention and Expansion within Customers

Our ability to increase revenue depends on our ability to retain our existing customers and grow the value of their subscriptions. We focus on increasing sales from our existing customers by increasing the number of protected assets and corresponding intelligence services delivered on and through our platform. We intend to expand existing capabilities and launch new features which we believe will contribute to increased adoption by our growing base of customers. Our ability to expand within our customer base, particularly large enterprise and government customers, will depend on a number of factors, including platform performance, competitive offerings, pricing, overall changes in our customers’ spending levels, and the effectiveness of our efforts to help our customers realize the benefits of our Platform.

Key Business Metrics

We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans, and make strategic directions:

Customers

We believe that the size of our customer base is an indicator of the adoption of our Platform by the market and that our net new customer additions are an indicator of the growth of our business. We focus our sales and marketing efforts on large enterprises and medium sized businesses. We define a customer as any entity that has entered into a distinct subscription agreement for access to the ZeroFox Platform for which the term has not ended or with which we are continuing to provide service and negotiating a renewal contract that expired within 90 days of the applicable measurement date. We do not consider our channel partners as customers and we treat managed service security providers, who may purchase our products on behalf of multiple companies, as a single customer.

	As of January 31,			As of July 31,
	2022	2021	2020	2022	2021
Customers	835	692	447	914	763
Period-over-period growth	21%	55%	30%	20%	60%

Annual Recurring Revenue (‘‘ARR’’)

We believe that ARR is a key operating metric to measure our business as changes in ARR reflect our ability to acquire net new customers and to maintain, retain, and expand our relationships with our existing customers. We define ARR as the annualized contractual value of all recurring revenue related to contracts in place at the end of the reporting date, assuming any contract is renewed on its existing terms. We continue to include ARR from customers whose term has expired within 90 days of the applicable measurement date for which we are actively negotiating renewal.

	As of January 31,			As of July 31,
(dollars in thousands)	2022	2021	2020	2022	2021
ARR	$53,930	$44,088	$21,757	$61,343	$49,344
Period-over-period growth	22%	103%	83%	24%	100%

Dollar-Based Net Retention

We believe that our ability to retain and expand our revenue generated from our existing customers is an indicator of the long-term value of our customer relationships and our potential future business opportunities. Our dollar-based net retention rate measures the percentage change in our ARR derived from our customer base at a point in time. We exclude public sector accounts and customers with less than $10,000 in ARR from our net retention. We calculate our dollar-based net retention rate as of the period end by starting with the ARR from all subscription customers as of 12 months prior to such period end, or prior period ARR. We then calculate the ARR from these same subscription customers as of the current period end, or current period ARR. Current period ARR reflects customer renewals, expansion, contraction, and churn over the trailing 12 months. Current period ARR excludes ARR from new subscription customers in the trailing 12 months. We then divide the current period ARR by the prior period ARR to arrive at our dollar-based net retention rate. Our dollar-based net retention rate can fluctuate from period to period due to large customer contracts in any period, which may reduce our dollar-based net retention in future periods if our customers do not continue to increase their subscriptions.

	As of January 31,			As of July 31,
	2022	2021	2020	2022	2021
Dollar-based net retention	100%	92%	104%	100%	93%

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operating performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP.

Other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. In particular, free cash flow is not a substitute for cash used in or generated by operating activities. Additionally, the utility of free cash flow as a measure of our liquidity is limited as it does not represent the total increase or decrease in our cash balance for a given period.

A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business.

Non-GAAP Gross Profit and Non-GAAP Gross Margin

We define non-GAAP gross profit and non-GAAP gross margin as GAAP gross profit and GAAP gross margin, respectively, excluding stock-based compensation expense and amortization of acquired intangible assets. We believe non-GAAP gross profit and non-GAAP gross margin provide our management and investors consistency and comparability with our past financial performance and facilitate period-to-period comparisons of operations, as these measures eliminate the effects of certain variables unrelated to our overall operating performance.

The following table provides a reconciliation of our GAAP subscription gross profit to our non-GAAP gross profit and of our GAAP subscription gross margin to our non-GAAP subscription gross margin, for each of the periods presented:

	Year Ended January 31,			Six Months Ended July 31,
(dollars in thousands)	2022	2021	2020	2022	2021
Revenue	$47,433	$28,538	$16,390	$28,743	$22,690
Gross profit	31,076	18,892	10,625	20,014	14,957
Add: Stock-based compensation expense	50	3	9	20	14
Add: Amortization of acquired intangible assets	481	140	—	256	225

Non-GAAP gross profit	$31,607	$19,035	$10,634	$20,290	$15,196

Gross margin	66%	66%	65%	70%	66%
Non-GAAP gross margin	67%	67%	65%	71%	67%

Non-GAAP Loss from Operations

We define non-GAAP loss from operations as GAAP loss from operations, excluding stock-based compensation expense, amortization of acquired intangible assets, and public company offering costs. We believe non-GAAP loss from operations provide our management and investors consistency and comparability with our past financial performance and facilitates period-to-period comparisons of operations, as these measures eliminate the effects of certain variables unrelated to our overall operating performance.

The following table provides a reconciliation of our GAAP loss from operations to our non-GAAP loss from operations, for each of the periods presented:

	Year Ended January 31,			Six Months Ended July 31,
(dollars in thousands)	2022	2021	2020	2022	2021
Loss from operations	$(28,015)	$(18,197)	$(19,438)	$(21,347)	$(17,246)
Add: Stock-based compensation expense	696	450	268	852	320
Add: Amortization of acquired intangible assets	3,022	918	—	1,579	1,444
Add: Public company offering costs	3,521	—	—	3,234	1,423

Non-GAAP loss from operations	$(20,776)	$(16,829)	$(19,170)	$(15,682)	$(14,059)

Free Cash Flow

We define free cash flow as net cash used in operating activities less purchases of property and equipment and capitalized internal-use software. We believe that free cash flow is a useful indicator of liquidity that provides meaningful information to management and investors about the amount of cash provided or consumed by our operating activities to be used for other strategic initiatives. Free cash flow does not represent the total increase or decrease in our cash balance for a given period and does not reflect our future contractual commitments. In addition, other companies may calculate free cash flow differently or not at all, which reduces the usefulness of free cash flow as a tool for comparison.

The following table presents a reconciliation of net cash provided by (used in) operating activities to free cash flow:

	Year Ended January 31,			Six Months Ended July 31,
(dollars in thousands)	2022	2021	2020	2022	2021
Net cash used in operating activities	$(18,072)	$(15,058)	$(18,633)	$(13,844)	$(8,525)
Less: Purchases of property and equipment	(572)	(264)	(224)	(245)	(322)
Less: Capitalized software	(674)	(494)	(580)	(483)	(353)

Free cash flow	$(19,318)	$(15,816)	$(19,437)	$(14,572)	$(9,200)

Components of Our Results of Operations

Revenue

We generate substantially all our revenue from subscription agreements which includes access to our hosted platform, intelligence services and disruption capabilities. The majority of our customers are invoiced annually in advance of their subscription term. Our subscription agreements are ‘‘stand ready’’ to permit platform access and provide our protection services over the contractual term. We recognize subscription revenue ratably over the term of the agreement. Professional services revenue includes training and investigative services. Professional services are most often fixed-fee arrangements and occasionally billed at hourly rates. Professional services contracts normally have terms of one year or less, revenue is recognized as the services are performed. Professional services have not been a material component of our operations.

Cost of Revenue

Costs of revenue consist primarily of third-party cloud infrastructure expenses; fees paid to data providers; personnel-related costs such salaries, bonuses, benefits, and stock-based compensation associated with our customer support, intelligence services, professional services, software services, and subscription services used to support our customers; amortization of our capitalized internal-use software; travel and related expenses; amortization of acquired technology; and allocated overhead costs. Our allocated overhead costs include depreciation and information technology expenses.

Operating Expenses

Our operating expenses consist of research and development, sales and marketing, and general and administrative expenses. Personnel related expenses including salaries, bonuses, commissions, benefits, and stock-based compensation are the most significant component of each of these categories. Operating expenses also include allocated overhead costs.

Research and Development

Research and development expenses consist primarily of personnel costs for our research, product, and engineering teams including salaries, bonuses, benefits, and stock-based compensation. Research and development expenses also include software and subscription services and third-party cloud infrastructure costs incurred in the design and development of our hosted platform along with allocated overhead costs.

We expect research and development expenses to increase in absolute dollars as we continue to increase our investments in our platform and services. However, we anticipate research and development expenses to decrease as a percentage of our revenue over time. Our research and development expenses may fluctuate as a percentage of our revenue from period-to-period depending on the timing of these expenses and the capitalization of expenses that qualify as internal-use software.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel costs for our sales and marketing teams including salaries, commissions, bonuses, benefits, and stock-based compensation. Sales and marketing expenses also include conferences, branding and other marketing events, software and subscription services, travel and related expenses, amortization of acquired customer relationships, and allocated overhead costs. We capitalize sales commissions from the initial acquisition of a customer subscription agreement and amortize them to sales and marketing expense over the estimated customer life. Any commissions paid for the renewal of a customer’s subscription are similarly capitalized and amortized over the term of the renewal.

We expect sales and marketing expenses to increase in absolute dollars as we continue to invest in our sales and marketing organization to drive additional revenue, further penetrate our market, and expand our global customer base. However, we anticipate sales and marketing expenses to decrease as a percentage of our revenue over time. Our sales and marketing expenses may fluctuate as percentage of our revenue from period-to-period depending on the timing of these expenses.

General and Administration

General and administrative expenses consist primarily of personnel costs for our executive, finance, legal, human resources, and information technology teams including salaries, bonuses, benefits, and stock-based compensation. General and administrative expenses also include professional fees for external accounting, legal, and other advisory services; insurance; software and subscription services; travel and related expenses; facilities related expenses; amortization of acquired trade names; and allocated overhead costs.

Following the closing of the proposed Business Combination, we expect to incur additional expenses as the result of operating as a public company including costs related to additional reporting and compliance requirements applicable to a listed company and increased expenses for insurance, accounting, legal, and other professional services. We expect general and administrative expenses to increase in absolute dollars. However, we anticipate general and administrative expenses to decrease as a percentage of our revenue over time.

Other Income (Expense), Net

Other income (expense), net consists primarily of interest expense and the change in fair value of warrant liability. Interest expense primarily consists of contractual interest expense, as well as amortization of debt discount and issuance costs related to our term loans.

Provision for Income Taxes

Provision for income taxes consists of income taxes in foreign jurisdictions where we conduct business and certain state income taxes in the United States. We maintain a full valuation allowance for domestic and certain foreign deferred tax assets, including net operating loss carryforwards. Based on our history of losses, we expect to maintain this full valuation allowance for the foreseeable future as it is more likely than not that some or all of those deferred tax assets may not be realized.

Results of Operations

The following table sets forth our results of operations for the periods presented:

	Year Ended January 31,			Six Months Ended July 31,
(dollars in thousands)	2022	2021	2020	2022	2021
Revenue	$47,433	$28,538	$16,390	$28,743	$22,690
Cost of revenue(1)	16,357	9,646	5,765	8,729	7,733

Gross profit	31,076	18,892	10,625	20,014	14,957
Operating expenses:
Research and development(1)	12,810	5,942	5,582	8,023	5,457
Sales and marketing(1)	29,873	21,466	18,852	18,363	14,044
General and administrative(1)	16,408	9,681	5,629	9,985	5,870

Total operating expenses	59,091	37,089	30,063	36,371	25,371

Loss from operations	(28,015)	(18,197)	(19,438)	(16,357)	(10,414)
Interest expense, net	(3,585)	(2,233)	(1,854)	(2,931)	(1,512)
Loss on extinguishment of debt	—	(1,418)	(1,274)	—	—
Change in fair value of warrant liability	(7,375)	(806)	(75)	(2,059)	(5,320)

Loss before income taxes	(38,975)	(22,654)	(22,641)	(21,347)	(17,246)
(Benefit from) provision for income taxes	(536)	86	98	111	56

Net loss after tax	$(38,439)	$(22,740)	$(22,739)	$(21,458)	$(17,302)

(1)	Includes stock-based compensation expense as follows:

	Year Ended January 31,			Six Months Ended July 31,
(dollars in thousands)	2022	2021	2020	2022	2021
Cost of revenue	$50	$3	$9	$20	$14
Research and development	97	72	85	111	47
Sales and marketing	222	130	87	215	116
General and administrative	327	245	87	506	143

Total stock-based compensation expense	$696	$450	$268	$852	$320

The following tables discloses the components of our consolidated statements of loss/operations as a percentage of revenue for each of the periods presented:

	Year Ended January 31,			Six Months Ended July 31,
(as a percentage of total revenue)	2022	2021	2020	2022	2021
Revenue	100%	100%	100%	100%	100%
Cost of revenue(1)	34	34	35	30	34

Gross profit	66	66	65	70	66
Operating expenses:
Research and development(1)	27	21	34	28	24
Sales and marketing(1)	63	75	115	64	62
General and administrative(1)	35	34	34	35	26

Total operating expenses	125	130	183	127	112

Loss from operations	(59)	(64)	(118)	(57)	(46)
Interest expense, net	(8)	(8)	(12)	(10)	(7)
Loss on extinguishment of debt	—	(5)	(8)	—	—
Change in fair value of warrant liability	(16)	(3)	—	(7)	(23)

Loss before income taxes	(83)	(80)	(138)	(74)	(76)
(Benefit from) provision for income taxes	(1)	—	1	—	—

Net loss after tax	(82)%	(80)%	(139)%	(74)%	(76)%

(1)	Includes stock-based compensation expense as follows:

	Year Ended January 31,			Six Months Ended July 31,
(dollars in thousands)	2022	2021	2020	2022	2021
Cost of revenue	0%	0%	0%	0%	0%
Research and development	—	—	—	0	0
Sales and marketing	—	—	1	1	0
General and administrative	1	1	1	2	1

Total stock-based compensation expense	1%	1%	2%	3%	1%

Comparison of the Six Months Ended July 31, 2022 and 2021

Revenue

	The Six Months Ended July 31,		Change
(dollars in thousands)	2022	2021	$	%
Revenue	$28,743	$22,690	$6,053	27%

Revenue increased $6.1 million or 27%, to $28.7 million for the six months ended July 31, 2022 from $22.7 million for the six months ended July 31, 2021, primarily due to increased customer adoption of our subscription services. Our customer base grew from 763 as of July 31, 2021 to 914 as of July 31, 2022.

Cost of Revenue, Gross Profit, and Gross Margin

	The Six Months Ended July 31,		Change
(dollars in thousands)	2022	2021	$	%
Cost of revenue	$8,729	$7,733	$996	13%
Gross profit	$20,014	$14,957	$5,057	34%
Gross margin	70%	66%

Cost of revenue increased $1.0 million, or 13%, to $8.7 million for the six months ended July 31, 2022, from $7.7 million the six months ended July 31, 2021, primarily due to increases of $0.3 million for cloud infrastructure and third-party data charges, $0.2 million for independent research analysts following the Vigilante acquisition, and $0.2 million for personnel-related expenses. These increases were primarily driven by growth of our subscription services.

Research and Development

	The Six Months Ended July 31,		Change
(dollars in thousands)	2022	2021	$	%
Research and development	$8,023	$5,457	$2,566	47%

Research and development costs increased $2.6 million, or 47%, to $8.0 million for the six months ended July 31, 2022, from $5.5 million for the six months ended July 31, 2021, primarily due to an increase of $2.3 million in personnel-related expenses.

Sales and Marketing

	The Six Months Ended July 31,		Change
(dollars in thousands)	2022	2021	$	%
Sales and marketing	$18,363	$14,044	$4,319	31%

Sales and marketing expenses increased $4.3 million, or 31%, to $18.3 million for the six months ended July 31, 2022, from $14.4 million for the six months ended July 31, 2021, primarily due to an increase of $2.8 million in personnel-related expenses, $1.0 million in marketing programs due to reflecting the shift from virtual to in-person conferences, customer, and partner events, and $0.4 million in travel-related expenses.

General and Administrative

	The Six Months Ended July 31,		Change
(dollars in thousands)	2022	2021	$	%
General and administrative	$9,985	$5,870	$4,115	70%

General and administrative expenses increased $4.1 million, or 70%, to $10.0 million for the six months ended July 31, 2022, from $5.9 million for the six months ended July 31, 2021, primarily due to an increase of $1.5 million for professional fees related to compliance and reporting requirements of the Business Combination, $1.1 million for personnel-related expenses, $0.4 million for productivity tools, $0.4 million for stock-based compensation, $0.2 million for rent and facilities, and $0.2 million for travel-related expenses.

Interest Expense, Net and Other Expense, Net

	The Six Months Ended July 31,		Change
(dollars in thousands)	2022	2021	$	%
Interest expense, net	$2,931	$1,512	$1,419	94%
Change in fair value of warrant liability	$2,059	$5,320	$(3,261)	-61%

The increase in interest expense of $1.4 million is due to increased borrowings under debt facilities. The decrease in the change in the fair value of warrant liability reflects the adjustments to record outstanding warrants at their fair value. During the six months ended July 31, 2021, the Company changed its methodology used to value warrants in order to contemplate the potential Business Combination. The change in methodology resulted in a significant increase in the Company’s warrant liability. During the six months ended July 31, 2022, the Company updated inputs to the valuation of the warrant liability to reflect the increased probability that the Business Combination would be completed, resulting in an incremental increase in the warrant liability.

Provision for Income Taxes

	The Six Months Ended July 31,		Change
(dollars in thousands)	2022	2021	$	%
Provision for incomes taxes	$111	$56	$55	98%

The increase in provision for income taxes of $0.06 million is due to estimated income taxes incurred by our foreign subsidiaries.

Critical Accounting Estimates

Our management’s discussion and analysis of financial condition and results of operations is based upon our financial statements and notes to our financial statements, which were prepared in accordance with GAAP. The preparation of the financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Our management evaluates our estimates on an ongoing basis, including those related to the allowance for doubtful accounts, the carrying value and useful lives of long-lived assets, the fair value of financial instruments, the recognition and disclosure of contingent liabilities, income taxes, and stock-based compensation. We base our estimates and judgments on our historical experience, knowledge of factors affecting our business and our belief as to what could occur in the future considering available information and assumptions that are believed to be reasonable under the circumstances.

The accounting estimates we use in the preparation of our financial statements will change as new events occur, more experience is acquired, additional information is obtained and our operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in our reported results of operations and, if material, the effects of changes in estimates are disclosed in the notes to our financial statements. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty and actual results could differ materially from the amounts reported based on these estimates.

The critical accounting estimates, assumptions, and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Revenue Recognition

Description:

We recognize revenue in accordance with ASC 606, Revenue from Contracts with Customers. Revenue is recognized when a customer obtains control of promised services in an amount that reflects the consideration we expect to be entitled to receive in exchange for those services. In recognizing revenue, we apply the following five steps:

•	Identify contracts with customers,

•	Identify the performance obligations in the contract,

•	Determine the transaction price,

•	Allocate the transaction price to performance obligations in the contract, and

•	Recognize revenue when or as performance obligations are satisfied.

Judgements and Uncertainties:

We apply judgment in determining the customer’s ability and intent to pay, including the customer’s historical payment experience or credit and financial information pertaining to the customer.

Our contracts may contain multiple performance obligations which are accounted separately if they are capable of being distinct or are distinct in the context of the contract. Contracts with multiple performance obligations require an allocation of the transaction price to each performance obligation based on the stand-alone selling price (SSP) of each performance obligation, using the relative selling price method of allocation. We apply judgment in determining SSP for our performance obligations utilizing our observable standalone sales, sales of bundled items when standalone sales are not available, and our overall pricing methodology.

Subscription Revenue—Subscription revenue consists of revenue from subscriptions to access our Platform together with related data and support service offerings. Revenue is recognized over time on a ratable basis over the contract term beginning on the date that our service is made available to the customer.

Customers have the option to purchase additional subscription and support services at a stated price. These options generally do not provide a material right, as they are priced at our SSP.

Professional Services Revenue—All of our professional services are considered distinct performance obligations when sold on a stand-alone basis. Professional services are generally priced on a fixed-fee basis and revenue is recognized as the services are performed.

Sensitivity of Estimate to Change:

For the six months ended July 31, 2022 and 2021, subscription revenue accounted for 96% and 95% of total revenue, respectively. For the six months ended July 31, 2022 and 2021, no single customer exceeded 7% of total revenue. We do not expect SSP estimates to deviate materially period to period.

Deferred Contract Acquisition Costs

Description:

Contract acquisition costs are related to sales commissions earned for incremental costs to obtain a contract. We amortize the initial commissions over the longer of the customer relationship or over the same period as the initial revenue arrangement to which these costs relate.

Judgements and Uncertainties:

The critical accounting estimate for deferred contract acquisition costs is the amortizable life of the asset. We have estimated the period of benefit for customer relationships to be 4 years. Management monitors trends in customer attrition and the typical term of service arrangements to determine if the estimated amortizable life estimate should be updated.

Sensitivity of Estimate to Change:

The impact to our financial statements for change of one year to the estimated life of our customer relationships would approximately $0.3 million. We do not expect the useful life estimate to deviate materially period to period.

Stock-Based Compensation

Description:

We account for stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation. ASC 718 requires that the cost of awards of equity instruments offered in exchange for employee services, including employee stock options and restricted stock awards, be measured based on the grant-date fair value of the award. We determine the fair value of options granted using the Black-Scholes model which requires the input of subjective assumptions. We recognize the fair value of stock option awards, net of estimated forfeitures, over the period which an employee is required to provide service in exchange for the award, generally the vesting period. The fair value of restricted stock awards is based on the estimated price of our common stock on the date of grant. We recognize the fair value of restricted stock awards, net of estimated forfeitures, as expense over the requisite service period of the awards.

Judgments and Uncertainties:

The critical accounting estimates related to stock-based compensation are the assumptions utilized in the Black-Scholes valuation model and our estimate of award forfeitures.

The assumptions used by Management in the Black-Scholes model are as follows:

•	Fair value of common stock: Our common stock is not publicly traded. As such, we estimate the fair value of our common stock, as discussed below in the section titled “Common Stock Valuations.”

•

Expected term: The expected term represents the period of time that options granted are expected to remain unexercised. We calculate the expected term using the simplified method, which equals the midpoint of the options’ vesting term and contractual period.

•

Expected Volatility: As our common stock is not publicly traded, we estimate the expected volatility based on historical volatilities of comparable public traded companies. The Company expects to continue to use this methodology until such time as the Company’s stock becomes publicly traded and there is a sufficient amount of historical data to reasonably calculate the volatility of the Company’s stock.

•	Risk-free interest rate: We use the U.S. Treasury yield for a period that corresponds to the expected term of the award.

•	Divided yield: We do not currently issue dividends, and do not expect to issued dividends in the foreseeable future. Accordingly, our dividend yield is zero.

	As of July 31,
	2022	2021
Weighted-average risk-free rate	1.48%	1.45%
Weighted-average expected term of the option (in years)	6.07	5.99
Weighted-average expected volatility	38.92%	37.84%
Weighted-average dividend yield	0.00%	0.00%

The Company estimates the rate of option forfeiture by monitoring the rate of employee turnover and average tenure at separation of employment.

Sensitivity of Estimate to Change:

These estimates involve inherent uncertainties and the application of management’s judgement. If the Company had made different assumptions, the Company’s stock-based compensation expense and its net loss could have been materially different.

An increase in risk-free interest rate will reduce the estimated fair value of a stock option grant, while decrease in these factors will have an opposite effect.

Likewise, a decrease in volatility and expected term will decrease the estimated fair value of a stock option grant, while an increase in these factors will have an opposite effect. The Company utilizes a consistent group of peer companies unless one or more of those companies cease to be publicly traded or are no longer similar to the Company’s business. In cases where a peer group company is no longer able to be used, the Company identifies a replacement peer company for its volatility calculation.

The Company does not expect to change the dividend yield assumption in the near future.

A decrease in the Company’s estimate of option forfeiture will increase the amount of stock option expense recognized in a period while an increase will have the opposite effect.

Common Stock Valuations

Description:

Our board of directors, with input from management and third-party valuation specialists, determines the fair value of our common stock underlying our stock-based awards. The Company believes that its Board of Directors has the relevant experience and expertise to determine the fair value of its common stock. The Company’s Board of Directors intends all stock options granted to be exercisable at a price per share not less than the fair value per share of the common share underlying those stock options on the date of grant.

In the absence of a public market for the Company’s common stock, the valuation of the Company’s stock shares has been determined using a combination of valuation methodologies with varying weightings applied to each methodology. The valuation was performed in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation

Our warrant liabilities and contingent consideration are recorded at fair value based on our common stock valuation.

Judgments and Uncertainties:

Because our common stock is not publicly traded, our board of directors considered numerous objective and subjective factors to determine the fair value of our common stock including:

•	the results of contemporaneous independent third-party valuations of our common stock;

•	the prices, rights, preferences, and privileges of our Convertible Redeemable Preferred Stock relative to those of our common stock;

•	the lack of marketability of our common stock;

•	actual operating and financial results;

•	current business conditions and projections;

•	the likelihood of achieving a liquidity event, such as an initial public offering, sale of the Company, or successful business combination, given prevailing market conditions; and

•	precedent transactions involving our shares.

Sensitivity of Estimate to Change:

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. The probability of a liquidity event and the derived discount rate are significant assumptions used to estimate the fair value of the Company’s commons stock. If the Company had used different assumptions or estimates, the fair value of the Company’s common stock, its stock-based compensation expense, and changes in fair value for warrant liabilities and contingent consideration could have been materially different.

Business Combinations

Description:

We account for acquisitions using the acquisition method of accounting. The fair value of purchase consideration is allocated to the tangible and intangible assets acquired, and liabilities assumed, based on their estimated fair values. The excess of the fair value of purchase consideration over the values of the identifiable assets acquired and liabilities assumed is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, we make significant estimates and assumptions, especially with respect to intangible assets.

We perform our annual goodwill impairment assessment beginning on November 1, or when an assessment of qualitative factors indicates an impairment may have occurred. The qualitative assessment includes an evaluation of events and circumstances including long-term growth projections, profitability, industry, market and macroeconomic conditions. The quantitative assessment includes an analysis that compares the fair value of a reporting unit to its carrying value including goodwill recorded by the reporting unit.

Judgments and Uncertainties:

Significant estimates in valuing certain identifiable assets include, but are not limited to, the selection of valuation methodologies, future expected cash flows, discount rates, and useful lives.

For goodwill, management applies judgement to determine if circumstances or events indicate if an impairment may exist. The estimate of the fair value of the related reporting unit includes several judgments, each with inherent uncertainties such as estimated future cash flows of the reporting unit and the discount rate applied to those estimated future cash flows.

Sensitivity of Estimate to Change:

Our estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

The impact to our financial statements for change of one year to the estimated lives our intangible assets would be approximately $0.6 million.

The Company completed its most recent annual assessment on November 30, 2021, and there was no impairment of goodwill at the assessment date.

Liquidity and Capital Resources

We have financed operations primarily through the sale of equity securities, borrowings under various security and loan agreements, and payments from customers. Our operating losses have been significant, as reflected in our accumulated deficit of $178,278 and $156,820 as of July 31, 2022, and January 31, 2022, respectively.

In connection with the Business Combination completed on August 3, 2022, ZeroFox received total net cash proceeds of $64.8 million, inclusive of the cash balances obtained through the merger with IDX and after the repayment of certain amounts of ZeroFox and IDX long term debt and transaction-related expenses. Prior to the completion of the Business Combination, we experienced an elevated level of redemptions, resulting in $10.2 million in the L&F trust account. The majority of the net proceeds of the Business Combination were provided by the Convertible Notes Financing, $150.0 million, and the Common Equity PIPE Financing, $20.0 million. Notwithstanding the value of redemptions we experienced, we believe that our cash on hand, the net proceeds of the Business Combination, and additional facilities with our current lenders will be sufficient to meet our cash requirements for at least the 12 months following the date of this prospectus.

Additional future sources of liquidity may come from the issuance of additional debt, exercise of Warrants, and/or the issuance of new shares of Common Stock. In the case of additional debt, we are permitted by the Indenture to issue no more than $50.0 million of senior debt. If we raise funds by issuing debt securities, such debt securities would have rights, preferences and privileges senior to those of holders of our Common Stock. The terms of debt securities or borrowings could impose significant restrictions on our operations. For Warrants, the Company will receive the proceeds from the cash exercise of any Warrants. The aggregate proceeds of the exercise of all outstanding Warrants, assuming cash exercise, would be $186.5 million. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock. If the market price for our Common Stock is less than $11.50 per share, we believe the warrant holders will be unlikely to exercise their Warrants. We may issue additional shares of our Common Stock or other equity securities of equal or senior rank in the future for investment or operational purposes. If we issue additional shares of Common Stock, dilution to our public shareholders may occur and the market price for our Common Stock may decrease and/or become more volatile.

The amount, timing, and mix of future amounts of liquidity will depend upon the judgment of ZeroFox’s management, the market price of our Common Stock, and prevailing interest rates, among other factors. Future capital requirements will depend on many factors including, but not limited to, cash collected from customers, additional borrowing, acceleration of sales and marketing costs to facilitate revenue expansion, and the continued adoption of our subscription products.

Cash Flows

The following table presents a summary of our cash flows for the periods presented:

	The Six Months Ended July 31,
(dollars in thousands)	2022	2021
Cash, cash equivalents, and restricted cash at beginning of year	$10,374	$13,864
Net cash used in operating activities	(13,844)	(8,525)
Net cash used in investing activities	(728)	(4,945)
Net cash provided by financing activities	7,047	4,985
Foreign exchange translation adjustment	54	(45)

Cash, cash equivalents, and restricted cash at end of year	$2,903	$5,334

Operating Activities

Our largest source of cash is payments from customers. Our primary uses of cash stem from personnel-related expense, third-party hosting expense, data source expense, and overhead expense, which is primarily comprised of IT support, facilities, and insurance expense. We have primarily funded operations through a combination of equity and debt financing. Cash used in operating activities primarily consists of our net losses from operations adjusted for non-cash expenses, including change in fair value of warrant liability, stock-based compensation expense, depreciation and amortization expense, and changes in period operating assets and liabilities.

Cash used in operating activities for the six months ended July 31, 2022, was $13.8 million which consisted of our net loss of $21.5 million adjusted by $5.6 million of non-cash expenses and $2.0 million of net cash inflows from changes in operating assets and liabilities. The changes in operating assets and liabilities were driven by $2.8 million in cash inflow from accounts receivable, primarily due to the historical cyclical timing of billings for the Company being most significant at year-end; $3.5 million in cash inflow from deferred revenue, primarily due to the growth in revenue; $2.7 million of cash outflows from accounts payable, accrued compensation, accrued expenses, and other current liabilities, primarily due to the timing of payments for variable personnel compensation and the payment of liabilities related to the Business Combination; and $1.6 million in cash outflows from prepaid expenses and other assets, primarily due to $0.6 million of reimbursable transaction expenses; $0.4 million of sales tax receivable from a customer; and $0.5 million of advanced payments for future goods, services, and marketing events.

Cash used in operating activities for the six months ended July 31, 2021, was $8.5 million which consisted of our net loss of $17.3 million adjusted by $7.8 million of non-cash expenses and $1.0 million of net cash outflows from changes in operating assets and liabilities. The changes in operating assets and liabilities were driven by $2.0 million in cash inflow from accounts receivable, primarily due to the historical cyclical timing of billings for the Company being most significant at year-end; and $1.1 million in cash outflows from prepaid expenses and other assets, primarily due to advanced payments for future goods, services, and marketing events.

Investing Activities

Cash used in investing activities for the six months ended July 31, 2022, was $0.7 million which consisted of $0.5 million of capitalized software development costs and $0.2 million of capital expenditures for property and equipment. Cash used in investing activities for the six months ended July 31, 2021, was $4.9 million which consisted of $4.3 million cash paid to complete the acquisition of Vigilante, $0.4 million of capitalized software development costs, and $0.3 million of capital expenditures for property and equipment.

Financing Activities

Financing activities for the six months ended July 31, 2022 provided $7.0 million of cash which primarily consisted of $7.0 million of net proceeds from new borrowings from Orix Growth Capital, LLC, partially offset by a repayment of debt of $0.5 million to InfoArmor. Financing activities for the six months ended July 31, 2021 provided $5.0 million of cash which consisted of net proceeds of $5.0 million from new borrowings from Orix Growth Capital, LLC.

Debt Obligations

The following table presents a summary of our debt obligations for the periods presented:

	As of July 31, 2022
(dollars in thousands)	Stated Interest Rate	Gross Balance	Unamortized Debt Discount	Unamortized Deferred Debt Issuance Costs	Discount on Note Payable	Net Carrying Value
Stifel Bank	4.50%	$15,000	$71	$426	$—	$14,503
Orix Growth Capital, LLC(1)	10.00%	37,500	382	987	—	36,131
InfoArmor	5.50%	2,813	—	—	182	2,631
PIPE Investors(2)	5.00%	5,156	—	—	—	5,156

		$60,469	$453	$1,413	$182	$58,421

Current portion of long-term debt						$6,094
Long-term debt						52,327

						$58,421

(1)

As part of the closing of the Business Combination on August 3, 2022, the note payable to Orix Growth Capital, LLC was repaid along with a prepayment fee of $1.1 million, accrued interest, and other fees, a total payment of $38.7 million.

(2)

As part of the closing of the Business Combination on August 3, 2022, the notes payable to PIPE Investors were set off against those investors’ obligations under Common Equity Subscription Agreements those investors had entered into with LNFA.

	As of January 31, 2022
(dollars in thousands)	Stated Interest Rate	Gross Balance	Unamortized Debt Discount	Unamortized Deferred Debt Issuance Costs	Discount on Note Payable	Net Carrying Value
Stifel Bank	4.50%	$15,000	$96	$574	$—	$14,330
Orix Growth Capital, LLC	10.00%	30,000	349	608	—	29,043
InfoArmor	5.50%	3,281	—	—	213	3,068
PIPE Investors	5.00%	5,032	—	—	—	5,032

		53,313	$445	$1,182	$213	$51,473

Current portion of long-term debt						$5,970
Long-term debt						45,503

						$51,473

Material Cash Requirements

Our material cash requirements are associated with repayment of debt and obligations associated with non-cancelable contracts for the purchase of goods and third-party services and operating leases. We expect to satisfy these cash requirements through cash from operations along with possible future borrowings, either under existing facilities or new facilities, or possible future equity issuances.

The following table summarizes current and long-term material cash requirements as of July 31, 2022:

	As of July 31, 2022
(dollars in thousands)	Total	Less than 1 year	1-3 years	3-5 years	Thereafter
Operating leases(1)	$1,473	$887	$586	$—	$—
Purchase commitments(2)	3,645	2,692	953	—	—
Debt repayments	60,469	7,344	46,875	6,250	—

	$65,587	$10,923	$48,414	$6,250	$—

(1)	Relates to our office facilities.
(2)	Relates to non-cancelable purchase commitments to purchase products and services entered into in the normal course of business.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency

To date, the majority of our sales contracts have been denominated in U.S. dollars (USD) with a limited number of contracts denominated in foreign currencies. Revenue denominated in USD was approximately 89%, 86%, and 85% for the years ended January 31, 2022, 2021, and 2020, respectively, and 90% for six months ended July 31, 2022 and 2021. Operating expenses within the United States are primarily denominated in U.S. dollars, while operating expenses incurred outside the United States are primarily denominated in each country’s respective local currency.

The functional currency of our foreign subsidiaries is each country’s respective local currency. Assets and liabilities of the foreign subsidiaries are translated into USD at the exchange rates in effect at the reporting date, and income and expenses are translated at average exchange rates during the period, with the resulting translation adjustments directly recorded as a component of accumulated other comprehensive income (loss). Foreign currency transaction gains and losses are recorded in other income (expense), net in the consolidated statements of operations. As the impact of foreign currency exchange rates has not been material to our historical operating results, we have not entered into derivative or hedging transactions, but we may do so in the future if our exposure to foreign currency becomes more significant.

We do not believe a hypothetical 10% increase or decrease in foreign exchange rates would have had a material impact on our financial statements.

Interest Rate Risk

As of July 31, 2022 and January 31, 2022, we had $60.5 million and $53.3 million, respectively, of outstanding borrowings under term loans. As part of the Business Combination completed on August 3, 2022, a total of $42.5 principal value of notes was repaid or otherwise satisfied and we obtained $150 million of convertible notes. The convertible notes have a fixed interest rate of 7.0%, if interest is paid in cash, or 8.75% if interest is paid in-kind. Of our notes outstanding after completion of the Business Combination, the Convertible Notes and InfoArmor note have fixed interest rates and the Stifel Bank note has a variable interest rate that would subject us to interest rate fluctuations

We do not believe a hypothetical 10% increase or decrease in interest rates would have had a material impact on our financial statements.

Emerging Growth Company

Upon the consummation of the Business Combination, we will be an emerging growth company, as defined in the Jumpstart Our Business Startups, ‘‘JOBS,’’ Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.